10 January 1999


Mr. J. Agostini
19 Priors Park
Emerson Valley
Milton Keynes

MK42 2BT

Dear John:

Further to recent discussions, I have pleasure in confirming the terms and conditions of our offer of employment below:

Position & Duties

1. Your position will be as Finance Director of INVU Services Limited and you will be directly responsible to David Morgan, President and Chief Executive Officer.

2. Your employment will commence on 1st February 1999. You should bring your P45, along with your SSP(L) if you provided by your previous employer as soon as possible.

3.       Your salary will be(pound)62,500 per annum payable monthly in arrears.

4. All bonus schemes are subject to regular reviews by the Company. Please note that no bonus is payable once notice to terminate this contract of employment has been given by either party.

5. Your basic working hours will be from 9:00 am to 5:30 pm Monday to Friday with one hour lunch period per day, but due to the nature of your employment you may be required to work extra hours. Overtime is not payable, nor is time in lieu given to employees other than in exceptional circumstances at the sole discretion of the Directors.

6. You will be on a probationary period of six months during which your employment may be terminated by the Company without notice or by you with one month's notice, and thereafter your employment will be subject to one month's notice by either party. In the event of gross misconduct, the Company may terminate your employment forthwith.

7. The Company will reimburse travel and other reasonable expenses incurred in connection with the Company's business on presentation of the company's expense claim form duly approved and signed by David Morgan.

Holidays

You will be entitled to 20 working days holiday per year, plus public holidays, starting 1st January each year and ending 31 December each year New starters and leavers will not be entitled to a full 20 days per year, but only to a proportionate number of days based on the following calculation of 1.67 days per month, which will be accumulated and rounded up to the nearest full day for employees with less than a year's service.

The holiday entitlement can only be taken at a time agreed with your manager. Annual lave not taken during a leave year up to a limit of five days can only be carried forward to the next leave year with the written consent of management after application by you for permission for this to be agreed. Subject to this arrangement, annual lave not taken in accordance with the above paragraph will be forfeit.

If at the termination of your employment with the Company, you have a holiday entitlement which you have not yet taken, you will normally re required to take that leave during any period of notice given to or by you. If at the effective date of termination of your employment there is still annual leave due to you, subject to the provisions of the following paragraph you will be paid accrued pay in respect of those days at the rate applicable to holiday pay at the time. This payment will be in addition to any other payments due to you from the Company. If at the termination of your employment you have taken more holiday than is due to you, such excess will be deducted from any moneys due to you or if such amount is insufficient you will be required to pay the excess. If, however, you are dismissed, or leave the company's service without giving due notice in accordance with your contract of employment, no entitlement to accrued holiday pay will exist.

Company Vehicles

You will be provided with a Company car to a maximum of (pound)772 per month contract hire inclusive of maintenance and VAT. All fuel will be paid for by the Company. Company vehicles are to be driven only by Company employees and specially authorized personnel. The Company cannot be held responsible for any fines incurred by individuals. Regular drivers of Company vehicles are solely responsible for ensuring that their vehicles are properly maintained and serviced at the appropriate times. Frequent checks must be made on the following: brakes, lights, batteries, mirrors, windscreen wipers, water, oil and tyres, including spare. All Company vehicles must be kept clean and tidy inside and out. Your manager may, at any time, ask to inspect your vehicle and require you, if necessary, to clean the vehicle as soon as possible.

Should an employee be involved in an accident, it is imperative that full particulars of the third party are obtained, and in particular, the names and addresses of independent witnesses. Since in the view of the driver, an accident is always the fault of the other driver, the support of an independent witness is of material value. Any person involved in an accident shall be personally responsible for the cost of any repairs necessitated to any Company vehicle which is involved in any accident or incurs damage whilst under their care or control up to a limit of (pound)300 per accident. Should the company be successful if obtaining reimbursement of damaged costs from any third parties involved, any sums of money deducted from that person will be refunded. The method of operating the above arrangement will be as follows:

1. Immediately notification of damage to the vehicle under your care and control is received, salary department will be instructed to deduct two equal installments of (pound)150, a total of (pound)300 from the next two salary payments due to you.

2. On receipt on the repairer's final account, if the sum invoiced is less than(pound)300 the balance will be refunded to you.

3. If and when our brokers or insurers are able to obtain reimbursement of the full cost of repairs to the company vehicle, the sum of (pound)300 or such less amount as is applicable if a partial refund has been made, will be refunded to you.

4. If a partial recovery of the damaged costs is obtained, the amount chargeable to you will be assessed as the same percentage of (pound)300 as the unrecovered cost of damages bears to the total damage costs. If the total damage costs are less than (pound)300 then the percentage shall apply to the total damaged costs.

5. If any accident is not reported within 7 days of the occurrence, the Company will then hold you personally responsible for the whole cost of any resultant repairs.

6. When the car is left unoccupied articles (both personal and Company) must be locked in the boot or glove compartment and the vehicle must be made as secure as possible by closing all windows and locking all doors. Drivers of hatch backs and estate cars should ensure, so far as it is possible, that contents are not visible from the outside. Personal and Company effects must not be left in vehicles overnight. A claim for contents will not be entertained unless theft occurs from the locked glove box or boot. All thefts of property from Company vehicles must be reported to the police immediately upon discovery. Failure to do so may prejudice any insurance claims. The name and officer and his station should be noted. The Company and its insurers reserve the right to refuse any claim, where, in its opinion, all reasonable care and precaution had not be taken to protect the possessions against lost or damage.

The Company reserves the right to amend its policy in respect of Company vehicles at any time.

Sickness

In the event of absence through illness you are required (or someone on your behalf is required) to telephone your immediate manager, or leave a message, no later than 9:30 a.m. on the morning of your first day of absence. You will receive full pay for 10 days absence due to personal sickness in a period of 12 months immediately prior to the day or part day sickness, i.e. if a person is sick on 2nd November 1997 then the total days sickness from 3rd November 1996 up to and including 2nd November 1997 will be counted. If these do not exceed 10 then payment will be made. Payment in excess of 10 days sick will be at the discretion of the Directors. If you are eligible for Statutory Sick Pay (SSP) this will form part of the above payment. In cases where a period of sickness lasts for less than five days, a self certification form must be completed. If your sickness exceeds more than five days you must obtain a Doctor's Certificate and send it by post or by hand to your immediate manager. If further certificates are required, these must similarly be submitted by you.

Maternity Pay

Statutory provisions are adhered to with regard to maternity pay.

Pension

The Company does not currently operate a pension scheme, but you will participate fully in the State pension scheme. A contracting out certificate under the Social Security Pensions Act 1975 is not in force in respect of your employment with the Company.

Design & Developments

Ownership of any design, copyright, development, enhancement and/or intellectual property right work carried out in the course of and/or arising from your employment shall vest solely with INVU International Holdings Limited, an associate company of INVU Services Limited. Without prejudice to the generality of the foregoing this provision shall particularly apply to software developments.

Employee's General Obligations

1. During the continuance of your employment you will faithfully and diligently serve the Company and will perform the duties which may from time to time be assigned to you by the Company of any officer of the Company placed in authority over you, and you will devote the whole of your time and attention to such services, and at all times comply with and obey all lawful instructions of the Company of any officer as aforesaid, and will in all respects conform to and comply with the directions and regulations made and given by them or either of them in relation to the business or trade of the Company and to the best of your skill and ability to serve and promote the interests of the Company and will not at any time except in the case of illness or unavoidable accident absent yourself from the service of the Company without the consent of the proper officer of the Company having jurisdiction over you. In the event of absence for medical reasons you must furnish such an officer with a satisfactory medical certificate from some reputable medical officer acceptable to the Company at the earliest opportunity.

2. You will not during the term of your employment with the Company use, divulge or disclose to any person, firm or Company any of the secret concerns, affairs or information of or concerning the business of the Company which you may acquire in the course of or as incidental to the Company hereunder.

3. You will not during the continuance of your employment, except in any case when the Company may second your services to any of its allied interests, directly or indirectly work for or be employed in any capacity or for any purpose whatsoever by any person, firm, Company or concern other than the Company and you will not without the written consent of the Company's board of Directors first obtained be engaged or interested either directly or indirectly in any undertaking or business of any nature whatsoever other than the Company's business or undertaking.

4. All books, diaries, documents, papers, letters, memoranda or communications in writing during your employment by the Company you may make or cause to be made or receive from the Company or any officer thereof or which by any other means shall come into your possession upon any matters relating to the affairs or customers of the Company shall be treated as confidential and shall be and remain the property of the Company and you shall not make (except upon instructions from one of the Directors of the Company) any copy of or extract from any such documents and further you shall upon the request of the board of Directors forthwith delivery upon the said several documents or any of them or any copies of or extracts therefrom as the board shall direct.

5. You will not any time hereafter in any way make known or divulge to any person, firm or Company any of the methods, systems or appliances or any manufacture carried on by the Company or the ingredients or substance whereof the same are composed or the terms on which or the persons of the companies to whom the same are sold or the cost of making the same or any of the affairs of the Company whether such information is or was acquired by you in the course of your employment.

6. If you shall at any time commit any disobedience, insubordination, misconduct or break any terms of this agreement or become inefficient or unsatisfactory in the discharge of your duties under this agreement or be found unfit or incompetent for the discharge of the said duties on account of illness caused by your own fault or neglect as to which a certificate of a reputable medical practitioner nominated by the Company shall be final and binding the Company shall be entitled in accordance with the terms and conditions of the Employment Protection Act to terminate your contract.

7. You will inform the Company immediately if your spouse or any other member of your household is engaged by any competitor of the Company. The Company reserves the right to give notice to terminate this contract is such case.

8. You may not write letters to the Press in any way referring to the Company without the prior permission of the Company.

9. You will keep the Company informed of current details as to your name, address, marital status, next of kin and any circumstances which might affect the Company insurance cover. You will also inform the Company immediately in the event that you are convicted of a criminal offense other than a motoring offense not involving an endorsement of license, giving details of the offense and penalty.

10. It is your obligation to ensure that you take no action and make no statement (or omit to take any action or make any statement) which constitutes unlawful discrimination or results in the Company being the subject of proceedings (whether civil or criminal) before any court or tribunal or of any investigation pursuant to the Sex Discrimination Act 1975 or the Race Relations Act 1976 in respect of such act or omission.

If such proceedings or such investigation is commenced in respect of the Company and it believes that you performed the act or made the statement complained of or omitted to perform the act or make the statement complained of, it will rely on the defense that you alone are culpable and that you have no authority from the Company to act in this way.

Obligations after Termination

1. As the employee in the course of their employment is likely to obtain knowledge of the Company's trade secrets and other confidential information and in order to protect such trade secrets and other highly confidential information, the employee agrees, without prejudice to any other duty implied by law or equity that following the termination of this agreement (for whatever reason and whether or not the Company shall have been in breach of this contract whether repudiatory or otherwise) not to disclose or make use of the Company's trade secrets and other highly confidential information.

2. The Company's trade secrets and other highly confidential information referred to in the above paragraph means any information which came to the employee's knowledge only by reasons of their employment and in particular any knowledge or information relating to:

o         not otherwise a matter of public record;

o research, development or design of any products or proposed products of the Company at the date of termination of this agreement.

o Lists, whether written or not, of customers or clients of the Company's products or services and details of any agreements or arrangements made between the Company and its customers or clients or suppliers in respect of products or services obtained by the Company or furnished to the Company;

o the information collected for or the results of any market researches or plans undertaken by or on behalf of the Company in respect of the manufacture conversion merchanting or distribution of any of the Company's products or services.

3. As the employee in the course of their employment will have dealings with the customers of the Company and in order to protect the goodwill and trade connections of the Company, the employee agrees without prejudice to any other duty implied by law or equity, that following the termination of this agreement (and whether or not the Company shall have been in breach of this contract whether repudiatory or otherwise) they will not:

o during the restraint period, solicit or deal with or discourage from dealing with the Company any person firm or Company who during the last six months of the employee's employment was a prospective customer of the Company. A prospective customer shall mean a person, firm or Company with whom the employee or to their knowledge any other employee of the Company had discussions with a view to obtaining an order for the Company and where the Company at the date of termination of this agreement had expectations of receiving an order for the Company and where the Company at the date of termination of this agreement had expectations of receiving an order;

o for a period of six months within the restraint area carry or be engaged, concerned or interested in any capacity in a business which (or provide advice to any business concern which) competes with a business carried on (or proposed to be carried on) by the Company during the course of this agreement.

In this clause:

o "The Company" and all references thereto shall include any associated Company; "Restraint Period" means six months following the date of leaving the Company; "Restraint Area" means within a 15 mile radius of and including all business locations of INVU Services Limited.

o The restrictions shall apply to the employee acting in any capacity whether as principal, agent, partner, consultant, employee, Director, shareholder or otherwise and whether directly or indirectly (including through any firm, person or Company).

o Each of the restrictions in this clause shall be considered as separate obligations accepted by the employee and the enforcement or enforceability of any one restriction shall not affect the enforcement or enforceability of the remaining restrictions.

o The parties agree that the clauses above are reasonable but in the event that any clause part thereof are deemed unreasonable due to the length of time or area stated or for any other reasons, such clause or part thereof shall be amended to such length of time or area of other limitation as is deemed reasonable.

Grievance Procedure

If you have any grievance relating to your employment you should raise it orally with your manager. If the matter is not resolved within seven working days, you may raise it in writing with your immediate superior who will make a decision about the matter within the next seven working days. A copy of the Company's grievance procedure is attached to this contract.

Disciplinary Procedure

A copy of the Company's disciplinary rules and disciplinary procedure is attached to this contract and employees are asked to read it carefully.

Health & Safety at Work

The Company undertakes to observe all duties imposed on it by statute to protect and preserve the health, safety and welfare at work of its staff. You undertake to observe all duties imposed on you, as an employee by statute to protect and preserve the health, safety and welfare of yourself and other persons at work.

Applicable Law

This contract will be governed and construed in accordance with English Law.

In order to indicate your agreement to these terms and conditions of your employment, will you please sign the enclosed copy of this letter and return it in the confidential envelope provided.

This does not constitute a formal offer until we formally acknowledge your acceptance of these terms.

I would like to take this opportunity to welcome you as an employee of this Company and wish you a successful future.

Yours sincerely

/s/ Tracey Falconer

T A FALCONER (MRS)

Manager, Administration

I AM IN AGREEMENT WITH THE TERMS AND CONDITIONS OF EMPLOYMENT AS DETAILED IN THE ABOVE LETTER AND ENCLOSED DOCUMENTS.

Signed: /s/ J C Agostini            Date: 20th January 1999